NEWS RELEASE

Contact:	Nicholas Conrad	Date:	January 22, 2014
VP, Finance & Treasurer
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

The Andersons to Reduce Investment in Lansing Trade Group

MAUMEE, OHIO, January 22, 2014 - The Andersons, Inc. (Nasdaq: ANDE) announces today that it has entered into an agreement with Lansing Trade Group, LLC (LTG) for a partial redemption of The Andersons’ equity investment in LTG.

The redemption would reduce The Andersons’ ownership interest in LTG from approximately 47 percent to approximately 39 percent on a fully diluted basis. The redemption is subject to certain financial contingencies, but is expected to close in the first quarter of 2014.

“We have entered into this agreement, which allows us to monetize a portion of our LTG investment while continuing to retain most of our interest in this very successful partnership,” says Mike Anderson, Chairman and CEO.

The Andersons made its initial investment in LTG, an established commodity merchandising business, in January 2003. In addition to its ownership in LTG, The Andersons and LTG will continue to jointly own and operate Thompsons Limited, a grain and food-grade bean handler and agronomy input provider, headquartered in Blenheim, Ontario.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

Forward Looking Statements
This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

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